Exhibit 97.1

Incentive Compensation Recoupment Policy

The Board of Directors (the “Board”) of Royal Gold, Inc. (together with its subsidiaries, “Royal Gold”) has adopted this recoupment policy (this “Policy”) to provide for the recoupment of certain incentive compensation from current and former Executive Officers as described below. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Nasdaq Listing Rule 5608 (the “Nasdaq Listing Standards”).

Definitions

As used in this Policy, the following definitions shall apply:

“Adverse Effect” means material financial harm to Royal Gold or its stockholders, material reputational harm to Royal Gold, and material harm caused to Royal Gold resulting from criminal proceedings against Royal Gold or its directors, officers, or employees.

“CNGC” means the Compensation, Nominating, and Governance Committee of the Board.

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received during the Recoupment Period by the Executive Officer that exceeds the amount of Incentive-Based Compensation that would have been received by the Executive Officer had it been determined based on the restated amounts.

“Executive Officer” means any current or former employee of Royal Gold who is or has been an “officer” as defined in Rule 16a-1 promulgated under the Exchange Act, as amended.

“Financial Reporting Measure” includes any measure determined and presented in accordance with the accounting principles used in preparing Royal Gold’s consolidated financial statements, and any measure that is derived wholly or in part from such measures. Financial Reporting Measures include but are not limited to the following (and any measures derived from the following): revenues; net income; operating income; profitability of one or more reportable segments; financial ratios; earnings before interest, taxes, depreciation and amortization (“EBITDA”); liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); and earnings measures (e.g., earnings per share). Financial Reporting Measures also include stock price and total shareholder return (“TSR”). In addition, Financial Reporting Measures also include any of the financial reporting measures listed above of Royal Gold relative to a peer group (after correcting for errors in peer group reporting, if applicable). Further, Financial Reporting Measures also include non-GAAP measures. A Financial Reporting Measure need not be presented within Royal Gold’s financial statements or included in a filing with the Securities and Exchange Commission.

“Improper Conduct” means an Executive Officer’s willful misconduct (including fraud, bribery, or other acts prohibited by applicable law) or gross negligence in the performance of the Executive Officer’s duties to Royal Gold, which, in either case, includes any failure to report properly, or to take appropriate remedial action with respect to, such misconduct or gross negligence by another person of which the Executive Officer has actual knowledge.

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“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the achievement of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in Royal Gold’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

“Recoupment Period” means, for a Restatement, the three completed fiscal years immediately preceding the date on which Royal Gold is required to prepare a Restatement, as well as any transition period (that results from a change in Royal Gold’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year); and, for Improper Conduct, the three-year period preceding the date of the Improper Conduct, as applicable. The “date on which Royal Gold is required to prepare a Restatement” is the earlier to occur of (a) the date the Board (or the Audit and Finance Committee of the Board, as applicable) concludes, or reasonably should have concluded, that Royal Gold is required to prepare a Restatement or (b) the date a court, regulator or other legally authorized body directs Royal Gold to prepare a Restatement, in each case regardless of when, or if, the restated financial statements are filed.

“Restatement” means a required accounting restatement of Royal Gold’s consolidated financial statements due to Royal Gold’s material noncompliance with any financial reporting requirement under the U.S. securities laws (including applicable U.S. GAAP), including (A) any required accounting restatement to correct a material error in previously issued consolidated financial statements or (B) an error that is immaterial to the prior period(s) consolidated financial statements, however, correcting the error in the current period or leaving the error uncorrected in the current period would materially misstate the current period consolidated financial statements (with (B) known as a “Little r restatement”).

Statement of Policy

Incentive-Based Compensation: This Policy applies to Incentive-Based Compensation received by an Executive Officer (a) after beginning service as an Executive Officer; (b) if that person served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation; and (c) while Royal Gold had a listed class of securities on a national securities exchange (as defined in the Exchange Act).

Nasdaq Required Recoupment: In the event Royal Gold is required to prepare a Restatement, the Board shall promptly recoup the amount of any Erroneously Awarded Compensation received by an Executive Officer after October 2, 2023, and during the part of the Recoupment Period that the individual was an Executive Officer, all in accordance with the Sections entitled “Required Recoupment” and “Method of Recoupment” of this Policy.

Discretionary Recoupment for Improper Conduct: The Board may, in its sole discretion, after evaluating the associated costs and benefits, recoup or take other action regarding any Incentive-Based Compensation received during the Recoupment Period to any Executive Officer who has engaged in Improper Conduct that results in, or could reasonably be expected to result in, an Adverse Effect. Actions the Board may take under this paragraph include

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recoupment, recovery, reduction, or forfeiture of any part of any Incentive-Based Compensation, disciplinary actions, and the pursuit of other remedies.

Required Recoupment

In the event the Board is required to recoup Erroneously Awarded Compensation from an Executive Officer, such Erroneously Awarded Compensation shall be computed by the Board without regard to any taxes paid by the Executive Officer in respect of the Erroneously Awarded Compensation.

For Incentive-Based Compensation based on stock price or TSR: (a) the Board shall determine the amount of Erroneously Awarded Compensation based on a reasonable estimate of the effect of the Restatement on the stock price or TSR upon which the Incentive-Based Compensation was received; and (b) Royal Gold shall maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

Method of Recoupment

The Board shall determine, in its sole discretion, the timing and method for promptly recouping compensation hereunder, which may include, without limitation (a) seeking reimbursement of all or part of any cash or equity-based award, (b) cancelling prior cash or equity-based awards, whether or not vested, earned or paid, (c) cancelling or offsetting against any planned future cash or equity-based awards, (d) forfeiture of deferred compensation, subject to compliance with Section 409A of the U.S. Internal Revenue Code, as amended (the “US Tax Code”), and the regulations promulgated thereunder, and (e) any other method authorized by applicable law or contract.

Royal Gold is authorized and directed pursuant to this Policy to recoup Erroneously Awarded Compensation in compliance with this Policy unless the CNGC has determined that recovery would be impracticable solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

●	The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Board must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover and provide that documentation to Nasdaq;
●	Recovery would violate home country law adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Board must satisfy the applicable opinion and disclosure requirements of Rule 10D-1 and the Nasdaq Listing Standards; or
●	Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of Royal Gold, to lose its grandfathered or tax-qualified status under the U.S. Tax Code.

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No Indemnification of Executive Officers

Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with any Executive Officer that may be interpreted to the contrary, Royal Gold shall not indemnify any Executive Officer against the loss of any Erroneously Awarded Compensation, including any payment or reimbursement for the cost of third-party insurance purchased by or for any Executive Officer to fund potential recoupment obligations under this Policy.

Board Indemnification

Members of the Board shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by Royal Gold to the fullest extent permitted under applicable law and contract with respect to any such action, determination or interpretation.

Effective Date for Erroneously Awarded Compensation

In the case of a Restatement, the Board shall affect recovery under this Policy from any amount of Erroneously Awarded Compensation that is received by Executive Officers on or after October 2, 2023, and during the Recoupment Period.

Executive Acknowledgment

As a condition to be eligible to receive future Incentive-Based Compensation, each Executive Officer must sign an acknowledgment, in a form presented by Royal Gold, agreeing that this Policy will apply to any Incentive-Based Compensation granted before or after adoption of the Policy and that all Incentive-Based Compensation will be subject to recoupment or other remedies available to Royal Gold under this Policy. Nothing in this Policy or the acknowledgment obligates Royal Gold to pay or award Incentive-Based Compensation to any Executive Officer in the future.

Administration

The Board has the full power and authority to construe, interpret, and administer this Policy and reserves the right to amend, suspend, or terminate this Policy at any time for any or no reason. All decisions, actions, or interpretations by the Board will be final, binding, and conclusive on all persons. Any Incentive-Based Compensation approved, awarded, granted, earned, payable or paid to an Executive Officer will be subject to this Policy as so construed, interpreted, administered, or amended regardless of whether the Incentive-Based Compensation was paid in advance thereof or the Executive Officer has been notified of the interpretation or amendment.

This Policy will be amended by the Board to comply with the terms of any applicable legal or exchange requirement relating to the adoption of a recoupment, or similar policy or that imposes mandatory recoupment under specified circumstances, and any Incentive-Based Compensation approved, awarded, granted, earned, payable or paid to an Executive Officer will be subject to the amended policy. Executive Officers shall be required to reacknowledge the terms of this Policy after any amendment.

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The Board may delegate its power and authority with respect to this Policy to the CNGC. Any action taken by the CNGC in accordance with the Board’s delegation of authority will have the same force and effect as if taken directly by the Board, and any reference in this Policy to the “Board” will, to the extent consistent with the terms and limitations of the delegation, be deemed to include a reference to the CNGC.

Subject to any limitation of applicable law, the Board or, if authority is delegated by the Board to the CNGC as provided above, the CNGC, may authorize and empower any officer or employee of Royal Gold to take any and all actions necessary or appropriate to carry out the purpose and intent of this Policy (other than with respect to any recovery under this Policy involving such officer or employee).

Nonexclusivity

Recoupment of Incentive-Based Compensation under one or more elements of this Policy will not limit or affect the rights of Royal Gold to pursue disciplinary, legal, or other actions or other remedies available to it, including under other elements of this Policy or other agreements between an Executive Officer and Royal Gold. This Policy will not replace, and will be in addition to, any rights of Royal Gold to recoup Incentive-Based Compensation under applicable laws and regulations, including the Sarbanes-Oxley Act of 2002, as amended, or the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended.

Successors

This Policy shall be binding and enforceable against all Executives Officers and their beneficiaries, heirs, executors, administrators and other legal representatives.

Exhibit Filing Requirement

A copy of this Policy and any amendments thereto shall be posted on Royal Gold’s website and filed as an exhibit to Royal Gold’s annual report on Form 10-K.

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Revised by the Board of Directors on November 14, 2023.

ROYAL GOLD, INC.

FORM OF ACKNOWLEDGMENT

By my signature below, I hereby acknowledge that I have read and understand the Incentive Compensation Recoupment Policy (the “Policy”) adopted by Royal Gold, Inc., a Delaware corporation (the “Company”), and that I consent and agree to abide by its provisions and further agree to the following (capitalized terms used but not defined in this Acknowledgment shall have the meanings set forth in the Policy):

1.The Policy shall apply to any Incentive-Based Compensation as set forth in the Policy, and all such Incentive-Based Compensation shall be subject to recovery under the Policy;

2.Any applicable award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted to me by the Company or its affiliates shall be deemed to include the restrictions imposed by the Policy and shall be deemed to incorporate the Policy by reference, and in the event of any inconsistency between the provisions of the Policy and the applicable award agreement or other document setting forth the terms and conditions of any Incentive-Based Compensation granted to me, the terms of the Policy shall govern unless the terms of such other agreement or other document would result in a greater recovery by the Company;

3.In the event it is determined by the Company that any amounts granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement;

4.I acknowledge that, notwithstanding any indemnification agreement or other arrangement between the Company and me, the Company shall not indemnify me against, or pay the premiums for any insurance policy to cover, losses incurred under the Policy; and

5.This Acknowledgment and the Policy shall survive and continue in full force and in accordance with its terms, notwithstanding any termination of my employment with the Company or its affiliate.

Signature:
Print Name:
Date:

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